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July 26, 1999



Nextel Partners, Inc.
4500 Carillon Point
Kirkland, Washington 98033

Re:   $800,000,000 14% Senior Discount Notes
      due 2009 Exchange Offer

Ladies and Gentlemen:

         We have acted as counsel to Nextel Partners, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (File No. 333-78459) under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance, in exchange for $800,000,000 aggregate principal amount at maturity of the Company's 14% Senior Discount Notes due 2009 (the "Old Notes"), of $800,000,000 aggregate principal amount at maturity of the Company's 14% Senior Discount Notes due 2009 (the "New Notes"). The New Notes are to be issued pursuant to an Indenture dated January 29, 1999 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). Capitalized terms used herein and not defined have the meanings ascribed thereto in the Indenture.

         In connection with the proposed issuance of the New Notes, we are opining as to the material tax consequences of (i) the exchange of the Old Notes for New Notes and (ii) the holding of New Notes:

                  (i) With regard to the exchange of the Old Notes for New Notes, it is our opinion that there are no material federal income tax consequences, because the exchange will not be a taxable event for federal income tax purposes. This opinion is based on our analysis of the New Notes, the Old Notes and federal income tax law in effect as of the date of this opinion.

                  (ii) With regard to the holders of New Notes who acquired the Old Notes upon original issuance, it is our opinion that the sole material federal income tax consequence to holders of the New Notes is that they will be


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         subject to the "original issue discount" rules of the Internal Revenue
         Code of 1986, as amended. Under these rules, the accretion of the Notes from their original issue price to their principal amount will produce taxable ordinary interest income in the amount of such accretion during each accretion period. This opinion is based on our analysis of the New Notes, the Old Notes and federal income tax law in effect as of the date of this opinion.

         Accordingly, based upon the foregoing, we hereby confirm that the statements set forth in the prospectus (the "Prospectus") forming a part of the Registration Statement under the subheading "Material United States Federal Income Tax Consequences" are our opinion as to the material federal income tax consequences to the holders of the New Notes issued pursuant to the Prospectus.


         We know that we are referred to under the headings "Nextel Partners", "Material United States Federal Income Tax Consequences" and "Legal Matters" in the Prospectus, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit
8.1 thereto.


                                             Very truly yours,


                                             /s/ Willkie Farr & Gallagher
                                             ---------------------------------
                                             Willkie Farr & Gallagher